Exhibit 10.1

AMENDMENT NO. 4 TO
EMPLOYMENT AGREEMENT

This Amendment No. 4 (this “Amendment’) dated as of October 1, 2012, is made by and between Vanguard Health Systems, Inc., a Delaware corporation (the “Company”), and Kent H. Wallace (the “Executive”).

WHEREAS, the Company and the Executive executed a certain Employment Agreement dated as of November 15, 2007, as further amended (collectively, the “EA”), to secure the services of the Executive as President and Chief Operating Officer; and

WHEREAS, the Company and the Executive wish the Executive’s base salary set forth in Section 6(a) of the EA to be increased to $750,000, effective as of October 1, 2012.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree that the EA is amended as follows:

1.    Defined Terms. Except for those terms defined above, the definitions of capitalized terms used in this Amendment are as provided in the EA.

2.    Amendment to Section 6(a). Section 6(a) of the EA entitled “Base Salary” is hereby deleted and replaced with the following new Section 6(a):

“(a) Base Salary. Effective October 1, 2012, the Executive’s base salary hereunder shall be $750,000 per year, payable semi-monthly. Commencing July 1, 2013, the Board shall review such base salary at least annually and make such adjustments from time to time as it may deem advisable, but the base salary shall not at any time be reduced from the base salary in effect from time to time.”

3.    Ratification. All other provisions of the EA remain unchanged and are hereby ratified by the Company and the Executive.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment, each as of the day and year first set forth above.

VANGUARD HEALTH SYSTEMS, INC.
By: /s/ James H. Spalding
James H. Spalding
Executive Vice President

EXECUTIVE:
/s/ Kent H. Wallace
Kent H. Wallace